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EXHIBIT 15

November 13, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

 Commissioners:

 We are aware that our report dated November 13, 2007, on our review of interim financial information of The Hertz Corporation and its subsidiaries (the "Company") for the three and nine month periods ended September 30, 2007 and September 30, 2006 and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2007 is incorporated by reference in its Registration Statements on Form S-3 (File Nos. 333-109955 and 333-57138) and on Form S-8 (File Nos. 333-32543, 333-80457, 333-60311 and 333-32868).

Very truly yours,

 /s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey

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  EXHIBIT 15